Exhibit 10.1

February 10, 2026

Frank Orzechowski

19 E Chili Line Rd

Santa Fe, NM 87508

Dear Frank:

This letter agreement (this “Agreement”) is entered into between Frank Orzechowski (“you”) and NextTrip, Inc., a Nevada corporation (the “Company”). This Agreement shall be effective February 10, 2026. This Agreement confirms the terms and conditions of your employment with the Company. This Agreement supersedes all prior negotiations, representations or agreements between you and the Company, including any prior consulting agreement, understanding or offer letter between you and the Company.

1.	Duties and Scope of Employment.

(a) Position. For the term of your employment under this Agreement (your “Employment”), the Company agrees to employ you in the exempt position of Chief Financial Officer You will report directly to Bill Kerby, the Company’s Chief Executive Officer, (“CEO”). You will be working out of your principal residence, it also being understood that the Company may require you to perform business travel to other locations from time to time in connection with the Company’s business. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company.

(b) Obligations to the Company. During the term of your Employment, you will devote your full business efforts and time to the Company. During your Employment, you agree that you will not engage in any other employment, occupation, consulting, advisory or other business activity without the prior written consent of the Company, nor will you engage in any other activities that conflict with your obligations to the Company, it being understood that you will be permitted to devote a reasonable amount of time and effort to providing service to, or serving on governing boards or committees of civic and/or charitable organizations, but only to the extent that such activities, individually or taken as a whole, do not (A) require or involve your active participation in the management of any corporation, partnership or other entity, or interfere with the execution of your duties under this Agreement; (B) otherwise violate any provision of this Agreement or the Confidentiality Agreement (hereinafter defined); or (C) impair your ability to perform your duties to the Company. You shall comply with the Company’s policies and rules, and the Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”), as they may be in effect from time to time during your Employment.

(c) Term. The term of employment under this Agreement shall commence and this Agreement shall be effective as of the Effective Date and shall continue from month-to-month thereafter until terminated by either party with thirty (30) days’ prior written notice unless sooner terminated in accordance with the terms hereof (the “Term”). Should the Company notice you of termination of the Agreement (other than as a result of death, Disability or Cause as specified in Section 4(b)(ii) or (iii)), you shall be entitled to the benefits as outlined in Section 4(b). This Agreement will constitute the full and complete agreement between you and the Company as to your Employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. Except as otherwise herein expressly provided for, upon the termination of your employment, you will only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.

(d) Commencement Date. Assuming your acceptance of this Agreement, as evidenced by your signature below, this Agreement will be deemed to commence on February 10, 2026.

2.	Compensation; Business Expenses.

(a) Base Salary. During the Term, the Company shall pay you a base salary at a gross annual rate of Two Hundred Fifty Thousand Dollars ($250,000) (the “Base Salary”). The Base Salary shall be earned and accrued ratably during each payroll period and paid in accordance with the Company’s normal payroll practices and applicable law.

From September 1, 2025 through March 31, 2026, a portion of the Base Salary at a rate of Fifty Thousand Dollars ($50,000) per annum (the “Equity Salary”) shall be satisfied in fully vested shares of the Company’s common stock issued under the Company’s 2023 Equity Incentive Plan, with the remaining Base Salary payable in cash. The number of shares issued in satisfaction of the Equity Salary shall equal the dollar amount of Base Salary to be satisfied in shares for the period September 1, 2025 through March 31, 2026 divided by the Fair Market Value of a share of the Company’s common stock on February 10, 2026, defined as the closing trading price of the Company’s common stock on such date. Any fractional share shall be rounded up to the nearest whole share. The parties acknowledge that such issuance represents settlement of accrued wages and not a retroactive equity grant.

Effective April 1, 2026, the Base Salary shall be payable entirely in cash in accordance with the Company’s standard payroll procedures; provided, however, that the Compensation Committee of the Board of Directors may, in its sole discretion and prior to the beginning of any future payroll period, determine that a specified portion of Base Salary for such upcoming service period shall be payable in shares of the Company’s common stock, with the number of shares determined using the Fair Market Value of the Company’s common stock established before the commencement of such service period.

(b) Equity Bonus Award. Effective as of February 10, 2026 (the “Grant Date”), you shall receive a grant of 10,000 fully vested shares of the Company’s common stock pursuant to the Company’s 2023 Equity Incentive Plan.

(c) Guaranteed Cash Bonus. You shall receive a guaranteed cash bonus in the amount of Thirteen Thousand Five Hundred Dollars ($13,500) (the “Guaranteed Bonus”). The Guaranteed Bonus shall be considered earned during the 2026 calendar year and shall be paid in a lump sum no later than March 15, 2027. The parties intend that the Guaranteed Bonus qualify for the short-term deferral exception under Treasury Regulation §1.409A-1(b)(4), and this Agreement shall be interpreted and administered in a manner consistent with such intent.

(d) Performance Bonus. You shall be eligible to earn an annual performance bonus with a target opportunity of between Fifty Thousand Dollars ($50,000) and One Hundred Fifty Thousand Dollars ($150,000), as determined by the Compensation Committee based upon achievement of performance objectives established under the Company’s bonus plan as detailed in Attachment A and as may be amended from time to time. Any equity-based bonus shall be granted on the date the Compensation Committee certifies achievement of the applicable performance criteria, which date shall constitute the grant date for all purposes.

(e) Equity. You will be eligible to participate in the Company’s 2023 Equity Incentive Plan (the “2023 EIP”) on the terms and conditions as contained in the 2023 EIP and in accordance with grants awarded to Executive Officers under the guidelines as approved by the Company’s Compensation Committee and Board of Directors.

(f) Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies currently in effect or to be adopted after the date hereof, as may be amended from time to time,

(g) Taxes. The Company shall be entitled to withhold from any compensation payable to you, or to withhold shares otherwise deliverable, amounts required for applicable federal, state, and local withholding taxes, and you agree to make arrangements satisfactory to the Company to satisfy any such withholding obligations.

3. Employee Benefits. During your Employment, you shall be entitled to receive all benefits under any and all deferred compensation plans, retirement plans, life, disability, health, accident and other insurance programs, and similar employee benefit plans and programs, sick leave, vacation time and paid time off (if any) that the Company elects in its sole discretion to provide from time to time to its employees (collectively referred to herein as the “Benefits”). We reserve the right to terminate, reduce or otherwise amend any or all of the Benefits from time to time to the extent allowed by law, so long as such action applies generally to all of our employees. Except as otherwise required by applicable law with respect to continued “COBRA” group health care coverage and except as expressly required by the terms of the Company’s life, disability, health, accident and other insurance programs and similar employee benefit plans and programs, your right to receive Benefits shall terminate upon the termination of your Employment for any reason.

4.	Termination of this Agreement; Separation Benefits.

(a) Termination of this Agreement. This Agreement and your employment with the Company shall terminate under any of the following conditions: (i) your death; (ii) your Complete Disability; (iii) upon your receipt of written notice from the Company that your employment is being terminated for Cause; (iv) upon thirty (30) days’ written notice from the Company that your employment is being terminated other than for Cause; (v) upon thirty (30) days’ written notice by you that you are resigning from your employment with the Company; (vi) upon thirty (30) days’ written notice by you that you are resigning from your employment with the Company for Good Reason.

(b) Separation Benefits. You will be entitled to receive separation benefits upon termination of employment only as set forth in Section 4(b)(iv) hereof; provided, however, that in the event you are entitled to any severance pay under a Company-sponsored severance pay plan, any such severance pay to which you are entitled under such severance pay plan will reduce the amount of severance pay to which you are entitled pursuant to Section 4(b)(iv) hereof. In all cases, upon termination of employment you will receive in a lump sum payment for all salary, and earned bonus as of the date of your termination of employment, in accordance with Section 5 of this Agreement.

(i) Voluntary Resignation. If you voluntarily elect to terminate your employment with the Company (other than in the event of a termination by you for Good Reason), you will not be entitled to any separation benefits.

(ii) Termination for Cause. If the Company or any successor in interest terminates your employment for Cause (as defined below), you will not be entitled to receive any separation benefits, and any unexercised Stock Option Awards or other unvested equity awards, if any, will be forfeited as of the date of termination.

(iii) Termination for Death or Complete Disability. If your employment with the Company is terminated as a result of your death or Complete Disability, you will not be entitled to receive any separation benefits.

(iv) Involuntary Termination. Subject to the provisions of Section 4(b)(iv) and Section 5 hereof, if there is an Involuntary Termination you will be entitled to receive the following:

(A) Severance Payment. The Company will pay you an amount equal to six (6) months of your Base Salary (the “Severance Period”) payable in cash in a lump sum payment upon Termination.

(B) Health Insurance. Provided that you timely elect such coverage, you will be eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) at your expense.

(C) Equity. All unvested equity grants will immediately become fully vested and exercisable, and all such grants will remain exercisable through their natural expiry date.

(c) Definitions.

(i) “Cause” means the occurrence of any of the following: (A) your conviction for, or plea of no contest to, a felony or a crime involving moral turpitude; (B) the commission of an act of fraud or a material breach of any of your fiduciary duties to the Company; (C) any willful, material violation by you of any law or regulation applicable to the business of the Company; (D) gross and willful misappropriation or theft of the Company’s or any of its subsidiary’s funds or property or (E) a material breach of any of the covenants, representations and warranties contained herein which breach is not cured or corrected within thirty (30) days of written notice thereof from the Company.

(ii) “Complete Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Company, based upon medical advice or an opinion provided by a licensed physician acceptable to the Company, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred eighty (180) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Company shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

(iii) “Good Reason” means the occurrence of one or more of the following (through a single action or series of actions) without your written consent: (A) the assignment to you of any authority, duties or responsibilities or the reduction of your authority, duties or responsibilities, either of which results in a material diminution in your authority, duties or responsibilities at the Company, unless you are provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority and status); or (B) a material reduction by the Company in your Base Salary, other than a one-time reduction that is applicable to substantially all other similarly-situated executives.

An event or action will not constitute Good Reason unless (1) you give the Company written notice within 30 days after you know or should know of the initial existence of such event or action, (2) such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than 30 days of receiving such written notice from you, and (3) you terminate employment within 30 days following the end of the cure period.

(iv) “Involuntary Termination” means a termination of your employment by the Company without Cause or you terminate your employment with the Company for Good Reason.

5.	Conditions to Receipt of Severance or other Benefits Pursuant to this Agreement.

(a) Release of Claims Agreement. Notwithstanding anything herein contained to the contrary, in order for you to receive any severance or other benefits pursuant to Section 4(b) of this Agreement (the “Severance Benefits”), you will be required to sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company (the “Release”). In all cases, the Release must become effective and irrevocable no later than the 60th day following your Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

(b) Section 409A.

(i) The parties intend that all payments under this Agreement either be exempt from or comply with Section 409A. Payments shall be made only upon a separation from service as defined under Section 409A. No payment timing may be accelerated or deferred by the Employee. Amounts qualifying as short-term deferrals or involuntary separation payments shall not constitute deferred compensation.

6.	Confidentiality Agreement.

(a) Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Confidentiality Agreement, a copy of which is attached hereto as Attachment B for your review and execution.

7.	Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

(b) Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Clawback. Notwithstanding any provision in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement, as well as any other payments and benefits which you receive pursuant to a Company plan or other arrangement, shall be subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.

9.	Miscellaneous.

(a) Notice. All notices and other communications contemplated under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally; (ii) two (2) days following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, the first of which such delivery shall have been with signature required from the recipient; (iii) five (5) days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid; and (iv) by confirmed electronic (email) transmission or facsimile. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Board.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of Nevada without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f) Dispute Resolution.

(i) The parties shall be free to bring all differences of interpretation and disputes arising under or related to this Agreement to the attention of the other party at any time without prejudicing their harmonious relationship and operations hereunder and the offices and facilities of either party shall be available at all times for the prompt and effective adjustment of any and all such differences, either by mail, telephone, or personal meeting, under friendly and courteous circumstances. Notwithstanding the foregoing, any controversy, claim, or breach arising out of or relating to this Agreement which the parties are unable to resolve to their mutual satisfaction shall be resolved in accordance with subparagraph (ii) below.

(ii) As a condition precedent to invoking any other dispute resolution procedure including litigation, the parties shall attempt in good faith first to mediate such dispute and use their best efforts to reach agreement on the matters in dispute. Within five business days of the request of either party, the requesting party shall attempt to employ the services of a third person mutually acceptable to both parties to conduct such mediation within five business days of the mediator’s appointment. Unless otherwise agreed upon by the parties hereto, the parties shall share the cost of the mediator’s fees and expenses equally. If the parties are unable to agree on such third person, then the requesting party may submit the matter to the nearest office of the American Arbitration Association for mediation, only, in accordance with the commercial mediation rules then prevailing. If, on completion of such mediation, the parties are still unable to agree upon and settle the dispute, then either party may initiate litigation. This Agreement contains no arbitration clause. Binding arbitration may only be used upon the mutual agreement of the parties hereto.

(g) No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time.

(h) Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel to the Company, but you acknowledge your understanding that you have been advised to consult with an attorney prior to executing this Agreement (and by your execution hereof, you acknowledge that you have so consulted with an attorney of your choice or have knowingly and voluntarily waived such consultation), and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

(i) Representations and Warranties. You represent and warrant that you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that your execution and performance of this Agreement will not violate or breach any other agreements between you and any other person or entity. You further represent and warrant that you will not, during the term hereof, enter into any oral or written agreement in conflict with any of the provisions of this Agreement, the agreements referenced herein and the Company’s policies.

(j) Return of Company Property. Upon termination of this Agreement or earlier as requested by the Company, you shall deliver to the Company any and all equipment, and, at the election of the Company, either deliver or destroy, and certify thereto, any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies, extracts and summaries thereof, and any other material containing or disclosing any third-party information or proprietary information.

(k) Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

To indicate your acceptance of this Employment Agreement, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement.

Very truly yours,

NEXTTRIP, INC.

By:
Name:	William Kerby, Chief Executive Officer

ACCEPTED AND AGREED:

Frank Orzechowski

Date:	March 11, 2026

ATTACHMENT A

BONUS PLAN

Target Bonus Range: $50,000 - $150,000 (cash and or equity, TBD by cash availability)

Objective	Proposed Weighting
Scalability of operations	15%
Planning, budgeting, forecasting	20%
KPI’s	10%
M&A	15%
Regulatory & filing compliance	25%
Financings	15%
Total	100%

ATTACHMENT B

EMPLOYEE INVENTION ASSIGNMENT AND
CONFIDENTIALITY AGREEMENT

(Attached)

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